Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2010

Moscow, Russia — March 1, 2011 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the fourth quarter and twelve months ended December 31, 2010.

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s except per share data)	2009	2010	Change	2009	2010	Change

Total operating revenues	$180,507	$222,321	23%	$506,113	$601,285	19%

Total operating expenses (before non-recurring items)(1)	(96,460)	(121,545)	26%	(306,311)	(394,167)	29%

Total operating expenses	(143,787)	(121,545)	-15%	(353,638)	(394,167)	11%

Adjusted OIBDA(2),(3)	87,382	104,358	19%	211,256	220,854	5%
Adjusted OIBDA margin(2),(3)	48.4%	46.9%		41.7%	36.7%

OIBDA(2)	40,055	104,358	161%	163,929	220,854	35%
OIBDA margin(2)	22.2%	46.9%		32.4%	36.7%

Adjusted net income attributable to CTC Media, Inc. stockholders(3)	64,466	75,329	17%	143,967	145,731	1%

Adjusted diluted earnings per share(3)	$0.41	$0.48	17%	$0.91	$0.93	2%

Net income attributable to CTC Media, Inc. stockholders	20,887	75,329	261%	100,389	145,731	45%

Fully diluted earnings per share	$0.13	$0.48	269%	$0.64	$0.93	45%

(1)  Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes an $18.7 million charge arising from the impairment of the broadcasting licenses of certain regional owned-and-operated stations in Russia in the fourth quarter of 2009 and a $28.6 million stock-based compensation expense recognized in conjunction with the settlement of litigation brought by CTC Media against its former CEO in the fourth quarter of 2009. Please see the accompanying financial tables at the end of this press release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(2)  OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this press release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

FINANCIAL HIGHLIGHTS

•                  Total revenues up 28% year-on-year in ruble terms in Q4 and up 15% for the full year

•                  Russian advertising revenues up 22% year-on-year in ruble terms in Q4 and up 13% for the full year

•                  Adjusted OIBDA up 19% year-on-year in US dollar terms to $104.4 million in Q4, with an OIBDA margin of 46.9%, and up 5% year-on-year to $220.9 million for the full year with an OIBDA margin of 36.7%

•                  Adjusted diluted earnings per share up 17% year-on-year to $0.48 in Q4 (2009: $0.41) and up 2% year-on-year to $0.93 for the full year (2009: $0.91)

•                  Payment of $50.2 million of cash dividends in Q4 and $80.4 million for the full year

•                  Net cash position(1) of $177.0 million at year end

•                  Board of Directors currently intends to pay aggregate cash dividends of $100 million in 2011 and declared a cash dividend of $0.16 per share (or approximately $25 million in the aggregate) to be paid on or about March 31, 2011 to stockholders of record as of March 1, 2011, with further dividends anticipated in the remaining quarters of 2011

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory fully sold-out for Q4 and 99% sold-out for the full year

•                  Average national Russian advertising prices up 28% year-on-year in Q4 and 6% for the full year in ruble terms, with regional advertising prices up 27% year-on-year in Q4 and 20% for the full year in ruble terms

•                  Average full year combined audience share for 3 Russian networks up year-on-year from 15.1% to 15.2% in key “all 18-49” demographic

•                  Year-on-year increase in year-end technical penetration of CTC, Domashny and DTV networks in Russia to 93.7% (2009: 90.7%), 81.6% (2009: 76.4%), and 72.5% (2009: 68.4%), respectively

•                  Acquisition of 7 regional television stations in 6 Russian cities

•                  Launch of CTC-International channel in Israel in June 2010

•                  Establishment of CTC Media internal advertising sales house ‘EvereST-S’ in September 2010

•                  Launch of ‘Videomore’ online social television network in December 2010

Anton Kudryashov, Chief Executive Officer of CTC Media, commented: “2010 was a record year for CTC Media, with Group revenues already higher in ruble terms than in 2008 before the crisis. Revenues were up 15% year-on-year in ruble terms to $601.3 million for the full year, as we captured the resurgent growth in the Russian TV advertising market. We were fully sold-out in the fourth quarter as advertising prices continued to rise during the year, and quarterly revenues were up 28% year-on-year in ruble terms. Our power ratios have remained stable, and we also generated substantially higher sublicensing and own production revenues.

“Operating costs were up for the year and the quarter, in line with our investments in the development of our second-tier networks and the establishment of our internal advertising sales agency. We have also just launched our ‘Videomore’ online social television network, and will continue to invest in the development of this exciting project in 2011.

“Group OIBDA was up year-on-year in both the quarter and for the full year, and we delivered healthy adjusted OIBDA margins of 46.9% and 36.7% for the quarter and the full year, respectively, despite the revaluation of certain underperforming programming assets and other library content at the end of the year. Adjusted OIBDA was actually higher in ruble terms in the fourth quarter of 2010 than for the same period of 2008 before the crisis. Our high levels of cash generation and conversion during the year enabled us to pay out $80 million of dividend payments in 2010, and we ended the year with net cash of $177 million.

“Looking forward, 75% of our anticipated full-year national inventory in Russia is already committed at significantly higher average prices than in 2010. Now that we are handling almost all of our advertising sales in-

(1)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

house, our advertising revenues will be reported almost entirely on a gross rather than net basis, and our operating expenses will include both internal and third party costs associated with the new sales structure. This change structurally reduces our cost of sales as a percentage of gross revenues. We currently expect our operating revenues to grow by approximately 20% year-on-year in ruble terms in 2011, when adjusting the 2010 sales for the sales commission paid to Video International. We also expect to achieve an OIBDA margin of between 34% and 36% for the full year, which would be equivalent to an improved OIBDA margin of between 38% and 40% under the 2010 sales structure.

“Given the increasingly favorable operating environment and the lower level of capital investment now required, we are also today announcing that we currently intend to pay out $100 million in quarterly cash dividends during 2011 and that we will therefore pay out a cash dividend of $25 million at the end of this month.”

Operating Review

Revenues

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2009	2010	Change	2009	2010	Change

Operating revenues:
Advertising	$172,559	$202,703	17%	$483,945	$562,102	16%
Sublicensing and own production	7,583	19,225	154%	20,999	37,931	81%
Other	365	393	8%	1,169	1,252	7%
Total operating revenues	$180,507	$222,321	23%	$506,113	$601,285	19%

Total operating revenues were up by 23% year-on-year in the fourth quarter and by 19% for the full year in US dollar terms, which primarily reflected the growth of the Russian television advertising market and growth in other markets where the Company operates, resulting in higher pricing levels and increased sell-out, as well as an increase in sublicensing and own production revenues. For the full year, the increase in total operating revenues also reflects the strengthening of the Company’s principal operating currency (the Russian ruble) against its US dollar reporting currency. The reported year-on-year increase in total operating revenues in the fourth quarter, on the contrary, was offset by the weakening of ruble against the US dollar.

Total operating revenues were up by 28% year-on-year in ruble terms in the fourth quarter and up by 15% for the full year. Russian advertising sales accounted for approximately 89% and 91% of total fourth quarter and full year 2010 operating revenues, respectively, and were up by 22% year-on-year in ruble terms in the fourth quarter and by 13% for the full year. Russian national advertising inventory was 100% sold-out in the fourth quarter (up from 99% in Q4 2009) and 99% sold-out for the full year (up from 95% in 2009), with average prices up by 28% year-on-year in ruble terms in the fourth quarter and by 6% for the full year. Regional advertising prices were up by 27% year-on-year in ruble terms in the quarter and by 20% for the full year.

The Company’s sublicensing and own-production revenue increased by 164% year-on-year in ruble terms in the fourth quarter and by 80% for the full year, to represent 9% of total operating revenues in the fourth quarter and 6% for the full year (up from 4% in both the fourth quarter and full year of 2009). This primarily reflected an increase in the sales of content to broadcasters in Ukraine.

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2009	2010	Change	2009	2010	Change

Operating revenues by segment(1):
CTC Network	$115,388	$144,111	25%	$326,006	$388,284	19%
Domashny Network	18,676	22,210	19%	50,648	65,917	30%
DTV Network	13,265	18,128	37%	40,550	47,134	16%
CTC Television Station Group	24,342	27,674	14%	64,014	71,711	12%
Domashny Television Station Group	3,150	3,994	27%	8,810	10,561	20%
DTV Television Station Group	1,276	1,275	—	3,858	3,809	-1%
CIS Group	3,727	4,758	28%	11,020	12,570	14%
Production Group	682	60	-91%	1,207	841	-30%
CTC-International	—	111		—	458
Total operating revenues	$180,507	$222,321	23%	$506,113	$601,285	19%

In 2010, the national TV advertising market recovered at a faster pace than the regional market which returned to growth only in the second half of 2010. Therefore, for the full-year 2010 the year-on-year increase in operating revenues of the Company’s networks was higher compared to the station groups.

CIS Group revenues increased by 28% year-on-year in US dollar terms in the fourth quarter and by 14% for the full year to account for 2% of total revenues in both the quarter and the full year. This increase was primarily the result of an increase in sales at Channel 31, reflecting growth in the television advertising market in Kazakhstan.

Share of Viewing in Target Demographics

	Average Audience Shares (%)
	Q4 2009	FY 2009	Q3 2010	Q4 2010	FY 2010

CTC Network (all 6-54)	12.7	12.2	11.6	11.6	11.9
Domashny Network (women 25-60)	2.9	2.9	3.3	2.8	3.1
DTV Network (all 25-54)	2.1	2.2	2.0	2.3	2.1
Channel 31 (all 6-54)	10.4	11.6	11.4	11.8	11.4

CTC Network’s average target audience share was down year-on-year in 2010 from 12.2% to 11.9%, which reflected the competitive environment and the lower than anticipated ratings of certain fall season launches.

(1)  Segment revenues are shown from external customers only, net of intercompany revenues of $22.2 million in the fourth quarter of 2009, $18.3 million in the fourth quarter of 2010, $59.8 million for the full year 2009 and $51.0 million for the full year 2010, which primarily related to Revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

Domashny’s target audience share increased from 2.9% to 3.1% for the full year, reflecting the success of the programming strategy supported by investments in the channel’s programming grid in 2010.

DTV Network identified its optimal positioning as a docu-reality focused channel towards the end of the year and posted a year-on-year target audience share increase from 2.1% to 2.3% in the fourth quarter following the successful launch of a new programming grid in October 2010.

Expenses

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,
(US$ 000’s)	2009	2010	Change	2009	2010	Change

Operating expenses:

Direct operating expenses	$9,693	$10,082	4%	$32,088	$37,547	17%

Selling, general & administrative expenses	16,748	20,928	25%	58,526	69,849	19%

Stock-based compensation expenses(1)	7,409	9,001	21%	19,019	34,005	79%

Amortization of programming rights	57,514	74,728	30%	178,392	231,917	30%

Amortization of sublicensing rights and own production costs	1,761	3,224	83%	6,832	7,113	4%

Depreciation & amortization	3,335	3,582	7%	11,454	13,736	20%

Total operating expenses (before non-recurring items)	$96,460	$121,545	26%	$306,311	$394,167	29%

Stock-based compensation expense related to settlement of litigation against former CEO	$28,588	—		$28,588	—

Intangible assets impairment charge	$18,739	—		$18,739	—

Total operating expenses	$143,787	$121,545	-15%	$353,638	$394,167	11%

Total operating expenses increased by 26% year-on-year in US dollar terms in the quarter and by 29% for the full year, when excluding non-recurring items. In ruble terms, this represented a 31% and 24% increase, respectively.

Direct operating expenses were up by 17% year-on-year in US dollar terms and by 13% in ruble terms for the full year, which primarily reflected increased transmission fees and network affiliate expenses.

Selling, general and administrative expenses were up by 19% year-on-year in US dollar terms and by 15% in ruble terms for the full year, following annual increases in salary and benefits, increases in advertising and promotion expenses, higher rent and utility expenses associated with the move to a new principal office location

(1)  Excludes a $28.6 million stock-based compensation expense recognized in the fourth quarter of 2009 in conjunction with the settlement of litigation brought by CTC Media against its former CEO.

in Moscow in 2010, as well as costs associated with the establishment of the Company’s internal advertising sales house.

Stock-based compensation expenses increased by 79% year-on-year in US dollar terms and by 73% in ruble terms for the full year, excluding one-off stock-based compensation expense of $28.6 million recognized in 2009 in conjunction with the settlement of litigation brought by CTC Media against its former CEO. The increase was due to the recognition of charges in 2010 in connection with option grants made in the end of 2009, as well as new grants made in 2010, under the 2009 Stock Incentive Plan.

Programming amortization expenses were up by 30% year-on-year in US dollar terms (or by $53.5 million) and by 26% in ruble terms for the full year. The increase reflected the Company’s previously-announced strategy of investing in the Domashny and DTV schedules, as well as a more expensive programming mix on the CTC channel and higher programming impairment charges.

Amortization of programming rights for the CTC channel increased by 23% (or by $32.0 million) year-on-year in US dollar terms for the full year. Programming impairment charges amounted to $25.2 million (2009: $13.0 million) and related primarily to the underperformance of certain Russian content and to the write-off of certain Russian series, foreign series and movies following a scheduled content library review. This programming was acquired several years ago and the Company is no longer planning to air it.

Amortization of programming rights for the Domashny channel increased by 31% (or by $7.7 million) year-on-year in US dollar terms for the full year. Programming impairment charges amounted to $3.1 million (2009: $0.2 million) and primarily related to the underperformance of certain content in 2010.

Amortization of programming rights for the DTV channel increased by 90% (or by $13.1 million) year-on-year in US dollar terms for the full year. Programming impairment charges amounted to $5.5 million (2009: $1.7 million) and also primarily related to the underperformance of certain content in 2010.

In the fourth quarter of 2009, CTC Media recognized an $18.7 million non-cash impairment charge. The charge related to the impairment of a number of local broadcasting licenses in Russia resulting from a re-weighting of the cities in the TNS audience measurement panel.

CTC Media therefore reported consolidated adjusted OIBDA of $104.4 million in the fourth quarter (Q4 2009: $87.4 million) and $220.9 million for the full year (2009: $211.3 million). The adjusted OIBDA margin was 46.9% for the quarter (Q4 2009: 48.4%) and 36.7% for the full year (2009: 41.7%).

Foreign currency gains amounted to $0.8 million in the fourth quarter (Q4 2009: foreign currency loss of $0.09 million) and $1.8 million for the full year (2009: foreign currency loss of $4.6 million), which primarily represented the impact of a gain on the Company’s foreign exchange forward contract and the depreciation of the ruble on the Company’s dollar-denominated assets.

Net interest income was $2.7 million in the fourth quarter (Q4 2009: $2.3 million) and $4.8 million for the full year (2009: net interest expense of $0.9 million). This reflected the staged repayment of the Company’s $135 million syndicated loan facility, which was fully repaid by March 31, 2010, and also interest earned on the Company’s increasing cash balances.

Adjusted pre-tax income therefore amounted to $105.2 million in the fourth quarter, compared to $87.6 million in the fourth quarter of 2009 and totaled $217.1 million for the full year 2010.

CTC Media’s adjusted effective tax rate was 26% in the fourth quarter (Q4 2009: 24%) and 30% for the full year (2009: 25%). The year-on-year increase in the effective tax rate was primarily due to deferred tax liabilities on unremitted earnings from the Company’s Russian subsidiaries that it does not plan to reinvest.

Adjusted net income attributable to CTC Media, Inc. stockholders therefore increased to $75.3 million in the fourth quarter, compared to $64.5 million in the same period of 2009, and amounted to $145.7 million for the full year (2009: $144.0 million). The Company reported increased adjusted fully diluted earnings per share of $0.48 in the quarter (Q4 2009: $0.41) and $0.93 for the full year (2009: $0.91).

Cash Flow

The Company’s net cash flow from operating activities totaled $185.6 million for the full year 2010 (2009: $132.9 million) and reflected the net effect of increased advertising sales, which was partially offset by higher cash expenditure for the acquisition of programming and sublicensing rights.

Cash used in investing activities totaled $130.5 million for the full year 2010 (2009: $81.7 million) and included the acquisition of regional television stations in Russia for total cash consideration of $11.0 million, $12.8 million of earn-out payments related to the acquisitions of the Costafilm and Soho Media production companies, and the placement of $78.9 million of cash deposits with a number of Russian banks. The Company’s capital expenditure, which includes cash expenditures for property, plant and equipment and intangible assets, amounted to $29.9 million for the full year 2010 (2009: $16.2 million).

Cash used in financing activities amounted to $79.8 million for the full year 2010 (2009: $62.5 million) and included the repayment of the remaining $28.3 million of borrowings from the Company’s credit facility, as well as the payment of $80.4 million in cash dividends to the Company’s stockholders and $4.9 million of dividends to minority shareholders of the Company’s owned-and-operated stations. In 2010, CTC Media also received $42.8 million from the exercise of stock options by current and former employees.

The Company’s cash and cash equivalents and short-term investments therefore amounted to $177.0 million at December 31, 2010, compared to $146.2 million at the end of the third quarter of 2010 and $123.5 million at the end of 2009.

Dividends

The CTC Media Board of Directors currently intends to pay aggregate cash dividends of $100 million in 2011 and has declared a dividend of $0.16 per outstanding share of common stock, or approximately $25 million in total, to be paid on or about March 31, 2011 to stockholders of record as of March 1, 2011. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2011, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Terms of the New Agreements with Video International and Related Changes in Accounting Treatment

With effect from January 1, 2011, CTC Media’s model of cooperation with Video International has changed. Under the terms of a new five-year agreement between CTC Media’s new internal advertising sales agency and Video International, the Company has a license to use Video International’s proprietary advertising sales software package. In addition, Video International will provide a number of supporting services related to the maintenance of the software package, such as technical support and consulting along with integration of the software, as well as Russian advertising market analytical services including forecasts, market surveys and research. Under the terms of this new agreement, CTC Media will pay Video International both fixed license fees for the use of the software package and variable service fees, depending on the actual level of services rendered.

CTC Media has also reached an agreement with Video International regarding advertising sales by the Company’s owned-and-operated Russian stations to local advertising clients. Definitive agency agreements have been concluded between a number of the Company’s owned-and-operated regional stations and local subsidiaries of Video International. Under the terms of these agreements, CTC Media will pay Video International a commission fee of 12% of the gross advertising sales to local clients received by the regional stations. CTC

Media will therefore report its regional stations’ advertising sales to local clients net of the sales commission payable to the local subsidiaries of Video International. The Company expects that the aggregate volume of its local sales through Video International will not exceed 4% of its total Russian advertising sales.

Other than regional advertising sales to local clients described in the previous paragraph CTC Media will therefore report its Russian advertising revenues on a gross basis with effect from the first quarter of 2011. The Company previously reported its Russian advertising revenues net of all accrued sales commission payable to Video International.

Other than the commission fees for advertising sales to local clients, the compensation payable to Video International from the beginning of 2011 will be included as operating expenses in CTC Media’s income statement. The Company expects that the total annual compensation payable to Video International will represent between 10% and 12% of its Russian channels’ total advertising revenues. The total advertising sales commission payable to Video International for direct sales of CTC Media’s advertising inventory in Russia in 2010 amounted to $82.4 million and represented 13% of the Company’s gross Russian advertising sales.

In order to facilitate the comparison of the Company’s future results with prior reporting periods, CTC Media intends to post historic pro forma summary financial information on the Company’s website in due course.

Full Year 2011 Outlook

Approximately 75% of CTC Media’s forecast full-year 2011 Russian national inventory is currently committed at average prices that are significantly higher than in 2010. The Company expects its total operating revenues to increase by approximately 20% in ruble terms year-on-year in 2011, when adjusting the 2010 revenues for the commission payable to Video International for direct sales of CTC Media’s advertising inventory in Russia.

Following the changes in the sales structure, the Company expects to report an OIBDA margin of between 34% and 36% for the full year 2011. The anticipated full year 2011 OIBDA margin is equivalent to 38-40% under the terms of the pre-existing sales structure.

CTC Media’s capital expenditures (excluding acquisitions) are expected to amount to up to $25 million in 2011 and primarily comprise maintenance capital expenditure, as well as investments in the Company’s play-out facility and new office space for the Company’s internal advertising sales house.

Conference Call

The Company will host a conference call to discuss its 2010 fourth quarter and full year financial results today, March 1, 2011, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 718 247 0888 (US/International)

+44 (0) 20 7806 1953 (UK/International)

Pass code: 2324525

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for replay purposes.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV - as well as

Channel 31 in Kazakhstan and TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America and Israel. CTC Media also owns two TV content production companies, Costafilm and Soho Media  The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova or

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Victoria Bakaeva

Tel: +7 495 785 6347, ext. 1210

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin, as well as certain adjusted figures described below. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures. As described above, in the fourth quarter of 2009, CTC Media recognized an $18.7 million charge arising from the impairment of the broadcasting licenses of certain regional owned-and-operated stations in Russia and a $28.6 million stock-based compensation expense in conjunction with the previously announced settlement of litigation brought by CTC Media against its former CEO. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), adjusted total operating expenses (before non-recurring items), adjusted operating income, adjusted net income before tax and noncontrolling interest, adjusted income tax expense, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude the non-recurring items described above, so as to permit management to assess and compare the operational performance of the business for the fourth quarters of 2009 and 2010, and full years 2009 and 2010, and to facilitate comparisons for future reporting periods.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2011; the development of the Company’s internal advertising sales house and implementation of its agreements with Video International; the further development of the DTV and Domashny channels; and the Company’s anticipated total operating revenues, OIBDA margin level and capital expenditures in 2011; the Company’s intention to pay further dividends in future periods; and the amount of overall effective compensation payable to Video International. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the implementation of recent Russian legislation that will change the structure of the Russian television advertising sales market; resulting changes to the structure of the Company’s sale of television advertising and its relationship with Video International; the Company’s ability to successfully implement its own internal sales house function and to achieve advertising sales comparable to or greater than those historically achieved by Video International as the Company’s sales house; developments in the value of the Russian ruble compared to the US dollar; changes in the size of the Russian television advertising market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” sections of CTC Media’s quarterly report on Form 10-Q for the third quarter of 2010, filed with SEC on November 3, 2010, and its annual report on Form 10-K for 2010, filed on our about the day hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,

	2009	2010	2009	2010

REVENUES:

Advertising revenue	$172,559	$202,703	$483,945	$562,102

Sublicensing and own production revenue	7,583	19,225	20,999	37,931

Other revenue	365	393	1,169	1,252

Total operating revenues	180,507	222,321	506,113	601,285

EXPENSES:

Direct operating expenses	(9,692)	(10,082)	(32,088)	(37,547)

Selling, general and administrative expenses	(16,748)	(20,928)	(58,526)	(69,849)

Stock-based compensation expense	(35,997)	(9,001)	(47,607)	(34,005)

Amortization of programming rights	(57,514)	(74,728)	(178,392)	(231,917)

Amortization of sublicensing rights and own production cost	(1,761)	(3,224)	(6,832)	(7,113)

Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,335)	(3,582)	(11,454)	(13,736)

Impairment loss	(18,739)	—	(18,739)	—

Total operating expenses	(143,787)	121,545	(353,638)	(394,167)

OPERATING INCOME	36,720	100,777	152,475	207,118

FOREIGN CURRENCY GAINS (LOSSES)	(93)	765	(4,555)	1,820

INTEREST INCOME	3,593	2,743	6,087	6,018

INTEREST EXPENSE	(1,255)	(18)	(6,959)	(1,169)

OTHER NON-OPERATING INCOME, net	1,065	746	1,060	2,789

EQUITY IN INCOME OF INVESTEE COMPANIES	228	218	537	490

Income before income tax	40,258	105,229	148,645	217,066

INCOME TAX EXPENSE	(17,011)	(27,199)	(45,626)	(66,034)

CONSOLIDATED NET INCOME	$23,247	$78,030	$103,019	$151,032

LESS: (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(2,360)	$(2,701)	$(2,630)	$(5,301)

NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$20,887	$75,329	$100,389	$145,731

Net income (loss) per share attributable to CTC Media, Inc. stockholders - basic	$0.14	$0.48	$0.66	$0.94

Net income (loss) per share attributable to CTC Media, Inc. stockholders - diluted	$0.13	$0.48	$0.64	$0.93

Weighted average common shares outstanding - basic	152,425,544	156,655,296	152,223,165	155,576,658

Weighted average common shares outstanding - diluted	157,404,447	157,772,024	157,452,763	156,092,038

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Year ended December 31,
	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$103,019	$151,032
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit)/expense	(6,317)	1,449
Depreciation and amortization	11,454	13,736
Amortization of programming rights	178,392	231,917
Amortization of sublicensing rights and own production cost	6,832	7,113
Stock-based compensation expense	47,607	34,005
Equity in (income) of unconsolidated investees	(537)	(490)
Foreign currency (gains) losses	4,555	(1,820)
Impairment loss	18,739	—
Changes in provision for tax contingencies	(5,934)	(2,752)
Changes in operating assets and liabilities:
Trade accounts receivable	6,436	(11,816)
Prepayments	(751)	(3,123)
Other assets	3,708	(6,672)
Accounts payable and accrued liabilities	9,144	6,457
Deferred revenue	(4,357)	7,239
Other liabilities	(960)	10,042
Dividends received from equity investees	622	509
Settlement of SARs	(29,390)	(786)
Acquisition of programming and sublicensing rights	(209,321)	(250,488)
Net cash provided by operating activities	132,941	185,552
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(16,217)	(29,912)
Acquisitions of businesses, net of cash acquired	(25,674)	(23,762)
Proceeds from sale of businesses, net of cash disposed	—	2,026
Investments in deposits	(39,763)	(78,877)
Net cash used in investing activities	(81,654)	(130,525)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	3,398	42,812
Repayments of loans	(62,000)	(35,775)
Acquisition of non-controlling interest	—	(1,508)
Dividends paid to stockholders	—	(80,444)
Dividends paid to noncontrolling interest	(3,946)	(4,905)
Net cash provided by (used in) financing activities	(62,548)	(79,820)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2,353)	(83)
Net increase (decrease) in cash and cash equivalents	(13,614)	(24,876)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	98,055	84,441
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$84,441	$59,565
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$4,475	$236

Income tax paid	$55,220	$64,950

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31,	December 31,
	2009	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84,441	$59,565
Short-term investments	39,072	117,457
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2009 - $988; December 31, 2010 - $780) (including accounts receivable from related parties: 2009—$1,060, 2010 - $34)	24,230	35,516
Taxes reclaimable	7,491	16,151
Prepayments (including prepayments to related parties: 2009—$7; 2010—$nil)	31,277	37,766
Programming rights, net	79,268	95,026
Deferred tax assets	18,840	23,228
Other current assets	2,588	911
TOTAL CURRENT ASSETS	287,207	385,620
PROPERTY AND EQUIPMENT, net	27,870	44,149
INTANGIBLE ASSETS, net:
Broadcasting licenses	150,424	172,469
Cable network connections	29,689	29,474
Trade names	17,082	16,956
Network affiliation agreements	6,769	4,479
Other intangible assets	1,887	3,309
Net intangible assets	205,851	226,687
GOODWILL	233,042	237,875
PROGRAMMING RIGHTS, net	64,343	75,633
SUBLICENSING RIGHTS, net	546	251
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,184	5,455
PREPAYMENTS	6,605	4,703
DEFERRED TAX ASSETS	18,440	18,127
OTHER NON-CURRENT ASSETS	589	960
TOTAL ASSETS	$849,677	$999,460
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable (including accounts payable to related parties: 2009—$397; 2010—$594)	51,088	73,665
Accrued liabilities	34,968	33,603
Taxes payable	27,871	37,643
Short-term loans and interest accrued	28,278	—
Deferred revenue	4,976	12,393
Deferred tax liabilities	5,112	9,457
TOTAL CURRENT LIABILITIES	152,293	166,761
DEFERRED TAX LIABILITIES	33,560	38,058
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued and outstanding 2009—154,227,746; 2010—156,955,746)	1,542	1,569
Additional paid-in capital	386,950	457,521
Retained earnings	332,710	397,997
Accumulated other comprehensive loss	(58,428)	(64,063)
Non-controlling interest	1,050	1,617
TOTAL STOCKHOLDERS’ EQUITY	663,824	794,641
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$849,677	$999,460

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

 (in thousands of US dollars)

	Three months ended December 31, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$115,388	$867	$60,929	$(145)	—	—	$61,074	$61,074
Domashny Network	18,676	1	7,131	(121)	—	—	7,252	7,252
DTV Network	13,265	2	6,278	(799)	—	—	7,077	7,077
CTC Television Station Group	24,342	412	1,118	(551)	(17,015)	—	1,669	18,684
Domashny Television Station Group	3,150	452	(387)	(494)	(1,724)	—	107	1,831
DTV Television Station Group	1,276	5	(997)	(936)	—	—	(61)	(61)
CIS Group	3,727	—	565	(196)	—	—	761	761
Production Group	682	19,791	3,683	(11)	—	—	3,694	3,694
Corporate Office	—	638	(39,654)	(82)	—	(28,588)	(39,572)	(10,984)
Business segment results	$180,507	$22,168	$38,666	$(3,335)	$(18,739)	$(28,588)	$42,001	$89,328
Eliminations and other	—	(22,168)	(1,946)	—	—	—	(1,946)	(1,946)
Consolidated results	$180,507	—	$36,720	$(3,335)	$(18,739)	$(28,588)	$40,055	$87,382

	Three months ended December 31, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$144,111	$258	$70,564	$(383)	—	—	$70,947	$70,947
Domashny Network	22,210	51	9,346	(219)	—	—	9,565	9,565
DTV Network	18,128	(38)	7,628	(675)	—	—	8,303	8,303
CTC Television Station Group	27,674	446	21,641	(553)	—	—	22,194	22,194
Domashny Television Station Group	3,994	611	2,189	(415)	—	—	2,604	2,604
DTV Television Station Group	1,275	4	(1,276)	(1,077)	—	—	(199)	(199)
CIS Group	4,758	—	1,778	(157)	—	—	1,935	1,935
Production Group	60	18,419	288	(19)	—	—	307	307
Corporate Office	—	499	(11,984)	(80)	—	—	(11,904)	(11,904)
Business segment results	$222,210	$20,250	$100,174	$(3,578)	—	—	$103,752	$103,752
Eliminations and other	111	(20,250)	602	(4)	—	—	606	606
Consolidated results	$222,321	—	$100,776	$(3,582)	—	—	$104,358	$104,358

(Continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (Continued)

(in thousands of US dollars)

	Year ended December 31, 2009
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$326,006	$3,042	$160,489	$(463)	—	—	$160,952	$160,952
Domashny Network	50,648	31	14,911	(379)	—	—	15,290	15,290
DTV Network	40,550	2	16,459	(2,721)	—	—	19,180	19,180
CTC Television Station Group	64,014	1,333	24,825	(1,935)	(17,015)	—	26,760	43,775
Domashny Television Station Group	8,810	1,422	(101)	(1,471)	(1,724)	—	1,370	3,094
DTV Television Station Group	3,858	121	(3,940)	(3,326)	—	—	(614)	(614)
CIS Group	11,020	—	(2,209)	(804)	—	—	(1,405)	(1,405)
Production Group	1,207	52,297	6,521	(38)	—	—	6,559	6,559
Corporate Office	—	1,537	(61,264)	(317)	—	(28,588)	(60,947)	(32,359)
Business segment results	$506,113	$59,785	$155,691	$(11,454)	$(18,739)	$(28,588)	$167,145	$214,472
Eliminations and other	—	(59,785)	(3,216)	—	—	—	(3,216)	(3,216)
Consolidated results	$506,113	—	$152,475	$(11,454)	$(18,739)	$(28,588)	$163,929	$211,256

	Year ended December 31, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income (loss)	Depreciation and amortization	Impairment loss	Stock-based compensation expense related to settlement of litigation against former CEO	OIBDA	OIBDA adjusted for impairment loss and one-off stock-based compensation expense
CTC Network	$388,284	$1,375	$179,730	$(1,268)	—	—	$180,998	$180,998
Domashny Network	65,917	51	17,749	(869)	—	—	18,618	18,618
DTV Network	47,134	12	4,880	(2,712)	—	—	7,592	7,592
CTC Television Station Group	71,711	1,669	51,038	(2,225)	—	—	53,263	53,263
Domashny Television Station Group	10,561	2,245	3,473	(1,513)	—	—	4,986	4,986
DTV Television Station Group	3,809	22	(5,765)	(4,086)	—	—	(1,679)	(1,679)
CIS Group	12,570	20	(60)	(602)	—	—	542	542
Production Group	841	45,607	1,045	(138)	—	—	1,183	1,183
Corporate Office	—	1,957	(47,369)	(308)	—	—	(47,061)	(47,061)
Business segment results	$600,827	$52,958	$204,721	$(13,721)	—	—	$218,442	$218,442
Eliminations and other	458	(52,958)	2,397	(15)	—	—	2,412	2,412
Consolidated results	$601,285	—	$207,118	$(13,736)	—	—	$220,854	$220,854

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010
	(in thousands of US dollars)

OIBDA	$40,055	$104,358	$163,929	$220,854
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,335)	(3,582)	(11,454)	(13,736)
Operating income	$36,720	$100,776	$152,475	$207,118

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended December 31,		Year ended December 31,
	2009	2010	2009	2010

OIBDA margin	22.2%	46.9%	32.4%	36.7%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a percentage of total operating revenues	(1.8)%	(1.6)%	(2.3)%	(2.3)%
Operating income margin	20.3%	45.3%	30.1%	34.4%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/(loss)	Income before income tax and noncontrolling interest	Income tax expense	Noncontrolling interest	Net income/(loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three months ended December 31, 2009

Adjusted non-US GAAP results	$87,382	$(96,460)	$84,047	$87,585	$(20,759)	$(2,360)	$64,446	$0.41

Impact of non-cash intangible asset impairment charge	(18,739)	(18,739)	(18,739)	(18,739)	3,748	—	(14,991)	0.10

Impact of stock-based compensation expense related to settlement of litigation against former CEO	(28,588)	(28,588)	(28,588)	(28,588)	—	—	(28,588)	0.18

Results as reported	40,055	(143,787)	36,720	40,258	(17,011)	(2,360)	20,887	0.13
(under US GAAP, except for OIBDA, which is a non-GAAP financial measure)

Year ended December 31, 2009

Adjusted non-US GAAP results	$211,256	$(306,311)	$199,802	$195,972	$(49,374)	$(2,630)	$143,967	$0.91

Impact of non-cash intangible asset impairment charge	(18,739)	(18,739)	(18,739)	(18,739)	3,748	—	(14,991)	0.10

Impact of stock-based compensation expense related to settlement of litigation against former CEO	(28,588)	(28,588)	(28,588)	(28,588)	—	—	(28,588)	0.18

Results as reported
(under US GAAP, except for OIBDA, which is a non-GAAP financial measure)	163,929	(353,638)	152,475	148,645	(45,626)	(2,630)	100,389	0.64

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended December 31, 2009

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$61,074	$(145)	$60,929
Domashny Network	7,252	(121)	7,131
DTV Network	7,077	(799)	6,278
CTC Television Station Group	1,669	(551)	1,118
Domashny Television Station Group	107	(494)	(387)
DTV Television Station Group	(61)	(936)	(997)
CIS Group	761	(196)	565
Production Group	3,694	(11)	3,683
Corporate	(39,572)	(82)	(39,654)

Business Segment Results	$42,001	$(3,335)	$38,666
Eliminations and Other	(1,946)	—	(1,946)
Consolidated Results	$40,055	$(3,335)	$36,720

Three Months Ended December 31, 2010

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$70,947	$(383)	$70,564
Domashny Network	9,565	(219)	9,346
DTV Network	8,303	(675)	7,628
CTC Television Station Group	22,194	(553)	21,641
Domashny Television Station Group	2,604	(415)	2,189
DTV Television Station Group	(199)	(1,077)	(1,276)
CIS Group	1,935	(157)	1,778
Production Group	307	(19)	288
Corporate	(11,904)	(80)	(11,984)

Business Segment Results	$103,752	$(3,578)	$100,174
Eliminations and Other	606	(4)	602
Consolidated Results	$104,358	$(3,582)	$100,776

(continued on the next page)

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (continued)

Year Ended December 31, 2009

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$160,952	$(463)	$160,489
Domashny Network	15,290	(379)	14,911
DTV Network	19,180	(2,721)	16,459
CTC Television Station Group	26,760	(1,935)	24,825
Domashny Television Station Group	1,370	(1,471)	(101)
DTV Television Station Group	(614)	(3,326)	(3,940)
CIS Group	(1,405)	(804)	(2,209)
Production Group	6,559	(38)	6,521
Corporate	(60,947)	(317)	(61,264)

Business Segment Results	$167,145	$(11,454)	$155,691
Eliminations and Other	(3,216)	—	(3,216)
Consolidated Results	$163,929	$(11,454)	$152,475

Year Ended December 31, 2010

(US$ 000’s)	OIBDA	Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	Operating income/(loss)

CTC Network	$180,998	$(1,268)	$179,730
Domashny Network	18,618	(869)	17,749
DTV Network	7,592	(2,712)	4,880
CTC Television Station Group	53,263	(2,225)	51,038
Domashny Television Station Group	4,986	(1,513)	3,473
DTV Television Station Group	(1,679)	(4,086)	(5,765)
CIS Group	542	(602)	(60)
Production Group	1,183	(138)	1,045
Corporate	(47,061)	(308)	(47,369)

Business Segment Results	$218,442	$(13,721)	$204,721
Eliminations and Other	2,412	(15)	2,397
Consolidated Results	$220,854	$(13,736)	$207,118